UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 18, 2025

BTCS INC.

(Exact name of registrant as specified in its charter)

Nevada	001-40792	90-1096644
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9466 Georgia Avenue #124, Silver Spring, MD 20910

(Address of Principal Executive Offices, and Zip Code)

(202) 430-6576

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	BTCS	The Nasdaq Stock Market (The Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01 Regulation FD Disclosure.

On August 18, 2025, BTCS Inc. (the “Company”) announced the declaration of the dividend described below and issued a press release relating to such events, a copy of which is attached to this Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 8.01 Other Events

On August 1, 2025, the Board of Directors of the Company approved a dividend of $0.05 for each outstanding share of common stock (the “Common Stock”) and Series V Preferred stock (the “Series V”), of the Company. The dividend is payable to holders of record as of the close of business on September 26, 2025 (the “Record Date”). Shareholders are being provided the option to receive proceeds of their Common Stock dividend payable in either cash (“Cash Dividend”) or Ethereum (“Ethereum Dividend” or “Bividend”). The Series V will only be eligible to receive the Cash Dividend.

For Common Stock shareholders to receive a Bividend, the shareholder must complete the opt-in agreement and transfer their shares to, and have them recorded on, the Company’s transfer agent Equity Stock Transfer (“EST”) prior to the Record Date. Shareholders who do not elect to receive a Bividend will receive a Cash Dividend and no action is required. For those shareholders who wish to receive any portion of their dividend in Ethereum, the process is as follows:

●	Shareholders must initiate the process of electing to receive their Bividend by navigating to the Bividend website http://bividend.com/ and clicking “GET YOUR BIVIDEND”. They will receive an email with further directions and a link to the Opt-In Agreement which must be completed via DocuSign.

●	Shareholders must provide a valid and accurate Ethereum Wallet Address as part of the Company’s Opt-In Agreement for the Company to transfer the Bividend.

●	Shareholders who wish to receive the Bividend must complete the Opt-In Agreement and transfer their shares of BTCS Common Stock from their brokerage firm to EST, by 4pm New York time on the Record Date. This is a requirement so the Company can locate and validate the shareholder’s position in BTCS’ Common Stock and ascertain the Ethereum Wallet Address.

●	On the Record Date, the number of Ethereum to be distributed to a shareholder’s Ethereum wallet on the dividend payment date is calculated as the dollar value of the Cash Dividend the shareholder elected to receive in Ethereum, divided by the market closing price of Ethereum as reported by Yahoo Finance on the Record Date.

Shareholders who initiate the process but do not complete all necessary actions prior to Record Date, will not be eligible to receive payment of the Bividend and will instead receive a Cash Dividend.

In addition to the ETH Dividend, the Company will also issue a one-time Loyalty Payment of $0.35 per share, exclusively to common stock shareholders who both elect to receive the ETH Dividend and hold their shares with the Company’s transfer agent EST from the Record Date through January 26, 2026 (the “Loyalty Payment”). The Loyalty Payment is payable solely in ETH, is designed to reward long-term shareholders who demonstrate continued support for BTCS’s vision and strategy, and will only be paid to those shareholders who both adhere to the holding period and correctly complete the Opt-In Agreement.

On August 15, 2025, the Company’s compensation committee determined that the market capitalization vesting condition for certain previously granted Long-Term Incentive awards had been satisfied. Under the applicable award agreements, the grants vested upon the Company maintaining a market capitalization in excess of $150 million for 30 consecutive days.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Exhibit

99.1	Bividend Press Release
99.2	Form of Opt-In Agreement
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BTCS INC.

Date: August 18, 2025	By:	/s/ Charles W. Allen
	Name:	Charles W. Allen
	Title:	Chief Executive Officer